Exhibit 99.1

            PRESS RELEASE
For Immediate Release    Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
                                    POWL@alpha-ir.com
                                    312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2023 THIRD QUARTER RESULTS

HOUSTON — August 1, 2023 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2023 third quarter ended June 30, 2023. All comparisons are to the comparable period in the prior fiscal year, unless otherwise noted.

Fiscal Third Quarter Key Highlights:
•Revenues increased 42% to $192 million;
•Backlog(1) nearly tripled to a record $1.3 billion;
•New orders(2) totaled $505 million, an increase of $303 million;
•Gross margin improved 810 basis points to 22.2%;
•Net Income more than doubled to $19 million, or $1.52 per diluted share; and
•Cash and short-term investments as of June 30, 2023 totaled $210 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Powell delivered another quarter of financial results that were among the best in our history, as commercial activity across our end markets and our solid project execution are supporting our continued strong performance. We recorded new orders that exceeded $500 million for the second consecutive quarter, which included two greenfield LNG projects on the Gulf Coast that combined for roughly $200 million. Order activity remains healthy, which has resulted in growing the backlog to $1.3 billion at the end of the period, a 31% increase from the prior quarter, and the highest level in the Company’s history. Although our end markets remain strong, the pace at which our backlog has grown over the last nine months as a result of the large LNG and petrochemical project bookings, will likely be more measured as we navigate through the next several quarters. From a profitability perspective, we remain pleased with our operational execution, increasing our gross margin to 22.2% in the quarter, which is 810 basis points better versus the prior year. Taken altogether, our focused efforts on our strategic initiatives and our outlook for the remainder of fiscal 2023 and into 2024 leave us very confident that the momentum that we have realized throughout this past fiscal year will continue into fiscal 2024.”

Revenues in the third fiscal quarter totaled $192.4 million, an increase of 42% compared to $135.5 million in the prior year and a sequential increase of 12% compared to $171.4 million in the second fiscal quarter.

Gross profit in the quarter totaled $42.7 million, an increase of $23.6 million compared to the prior year and an increase of $9.3 million compared to $33.4 million in the second fiscal quarter. Gross margin in the third quarter was 22.2%, an increase of 810 basis points compared to the prior year and an increase of 270 basis points compared to the second fiscal quarter.

New orders placed in the third quarter totaled $505 million, compared to $202 million in the prior year and $508 million in the second fiscal quarter.

Backlog as of June 30, 2023 was a record $1.3 billion, an increase of 31% compared to $1.0 billion as of March 31, 2023 and an increase of 166% compared to $503 million as of the end of the third fiscal quarter in the prior year.

Net income in the third fiscal quarter more than doubled to $18.5 million, or $1.52 per diluted share, compared to $9.1 million, or $0.76 per diluted share, in the prior year. The prior year period included two non-recurring items that, when combined, accounted for $7.5 million of net income, or $0.63 per diluted share. The net income in the fiscal third quarter also increased compared to net income in the second fiscal quarter of $8.5 million, or $0.70 per diluted share.

Cope added, “The increased volume leverage and strong project execution are helping support the margin growth across the business, while our strategic efforts to diversify our revenue base continues to yield positive results. Revenue from our newer Commercial and Other Industrial sector more than doubled compared to last year to more than $35 million and we remain very pleased with our growth in this sector. We are confident in our ability to execute on our backlog and meet customer expectations through this period of growth. These large projects are core to Powell’s capabilities and expertise and are being booked with realistic lead times that will provide us with visibility into project schedules that stretch into fiscal 2025.”

OUTLOOK

Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer, said, “Looking forward, we anticipate continued strength across most of our core end markets into fiscal 2024. We are encouraged by the progress that has been made on margin accretion through a variety of operational and commercial levers and will remain focused on our operational priorities as we execute our record backlog. While we do recognize the typical project challenges of timing and mix, we are well positioned and confident in our ability to effectively execute for our customers. Considering our current backlog and sustained level of market activity, as well as the strength of our balance sheet and liquidity position, we anticipate that these variables will continue to support the momentum of the business as we close out fiscal 2023 and look forward to fiscal 2024.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, August 2, 2023, at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through August 9, 2023 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using passcode 8673999#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements regarding expected operating results, such as revenue and earnings growth and recognition of backlog as revenue. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
(In thousands, except per share data)
	(Unaudited)

Revenues	$192,365	$135,483	$490,667	$369,907
Cost of goods sold	149,695	116,424	395,096	318,329
Gross profit	42,670	19,059	95,571	51,578

Selling, general and administrative expenses	19,691	16,404	58,384	49,374
Research and development expenses	1,427	1,806	4,471	5,342
Operating income (loss)	21,552	849	32,716	(3,138)

Other income	—	(2,006)	—	(2,285)
Interest income, net	(2,093)	(63)	(3,516)	(79)
Income (loss) before income taxes	23,645	2,918	36,232	(774)
Income tax provision (benefit)	5,191	(6,143)	8,142	(5,772)
Net income	$18,454	$9,061	$28,090	$4,998

Earnings per share:
Basic	$1.55	$0.77	$2.37	$0.42
Diluted	$1.52	$0.76	$2.32	$0.42

Weighted average shares:
Basic	11,889	11,810	11,876	11,792
Diluted	12,140	11,901	12,106	11,877

SELECTED FINANCIAL DATA:

Depreciation	$2,188	$2,375	$6,500	$7,206
Capital Expenditures	$650	$649	$4,006	$1,765
Dividends Paid	$3,112	$3,064	$9,292	$9,170

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	September 30, 2022

(In thousands)
	(Unaudited)
Assets:

Cash, cash equivalents and short-term investments	$209,769	$116,508
Other current assets	337,483	253,475
Property, plant and equipment, net	96,876	98,628
Long-term assets	26,970	24,769
Total assets	$671,098	$493,380

Liabilities and equity:

Current liabilities	$334,996	$186,373
Deferred and other long-term liabilities	12,032	9,801
Stockholders’ equity	324,070	297,206
Total liabilities and stockholders’ equity	$671,098	$493,380

SELECTED FINANCIAL DATA:

Working capital	$212,256	$183,610

(1)    The amounts recorded in backlog may not be a reliable indicator of our future operating results and may not be indicative of continuing revenue performance over future fiscal quarters or years primarily due to unexpected contract adjustments, cancellations or scope reductions.
(2)     New orders (bookings) represent the estimated value of contracts added to existing backlog (unsatisfied performance obligations).